Exhibit 5.2

[McGuireWoods LLP Letterhead]

October 4, 2004

AMF Bowling Products, Inc.,
AMF Bowling Centers, Inc.,
AMF Bowling Centers (Aust) International Inc.,
AMF Bowling Centers International Inc.,
Boliches AMF, Inc.,
300, Inc., and
Bush River Corporation
c/o AMF Bowling Worldwide, Inc.
8100 AMF Drive
Richmond, Virginia 23111

Registration Statement on Form S-4

Ladies and Gentlemen:

        We are issuing this opinion letter in our capacity as special counsel to AMF Bowling Products, Inc., AMF Bowling Centers, Inc., AMF Bowling Centers (Aust) International Inc., AMF Bowling Centers International Inc. and Boliches AMF, Inc., each a Virginia corporation (collectively, the "Virginia Guarantors"); 300, Inc., a Texas Corporation (the "Texas Guarantor"), and Bush River Corporation, a South Carolina corporation (the "South Carolina Guarantor" and, collectively with the Virginia Guarantors and the Texas Guarantor, the "Guarantors"), in connection with the Guarantors' proposed guarantees, along with the other guarantors under the Indenture (as defined below), of $150,000,000 in aggregate principal amount of 10% Senior Subordinated Notes due 2010, Series B (the "Exchange Notes"). The Exchange Notes are to be issued by AMF Bowling Worldwide, Inc., a Delaware corporation (the "Issuer"), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the "Registration Statement"), as originally filed with the Securities and Exchange Commission (the "Commission") on July 26, 2004, under the Securities Act of 1933, as amended (the "Securities Act"). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the "Guarantees"), along with other guarantors. The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (as may be amended or supplemented from time to time, the "Indenture"), dated as of February 27, 2004, among the Issuer, the guarantors set forth therein and Wilmington Trust Company, as Trustee.

        In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments (i) the articles of incorporation and by-laws of each of the Guarantors, (ii) a written consent of the board of directors of each of the Guarantors with respect to the issuance of its respective Guarantee, (iii) the Registration Statement and (iv) the Indenture.

        For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantors and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantors. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Guarantors and others.

        Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, including without limitation rights to indemnity, (iv) any law except the laws of the Commonwealth of Virginia as to the Virginia Guarantors, the State of Texas as to the Texas Guarantor and the State of South Carolina as to the South Carolina Guarantor and the respective Virginia, Texas and South Carolina case law decided thereunder and (v) the "Blue Sky" laws and regulations of any jurisdiction.

        Based upon the foregoing and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.
Each of the Guarantors is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

2.
The Indenture has been duly authorized, executed and delivered by each of the Guarantors. The Indenture is a valid and binding obligation of each of the Guarantors and is enforceable against such Guarantor in accordance with its terms.

3.
When (i) the Registration Statement has been declared effective; (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and duly delivered to the holders thereof in exchange for the existing 10% Senior Subordinated Notes due 2010, each Guarantee of the Exchange Notes will be a valid and binding obligation of the respective Guarantor, enforceable against such Guarantor in accordance with its terms.

4.
The execution and delivery of the Indenture by each of the Guarantors and the performance by such Guarantor of its obligations thereunder (including with respect to its respective Guarantee) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (i) the articles of incorporation, bylaws or other organizational documents of the Guarantor or (ii) any statute or governmental rule or regulation of the Commonwealth of Virginia as to the Virginia Guarantors, the State of Texas as to the Texas Guarantor or the State of South Carolina as to the South Carolina Guarantor or any respective political subdivision thereof.

5.
No consent, waiver, approval, authorization or order of any state court or governmental authority of the Commonwealth of Virginia as to the Virginia Guarantors, the State of Texas as to the Texas Guarantor or the State of South Carolina as to the South Carolina Guarantor or any respective political subdivision thereof is required for the issuance by the Guarantors of the Guarantees, except such as may be required under the Securities Act or the Securities Exchange Act of 1934, as amended.

        This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the Commonwealth of Virginia, the State of Texas or the State of South Carolina be changed by legislative action, judicial decision or otherwise.

        This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof.

        We hereby consent to the filing of this opinion with the commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely, /s/ McGuireWoods LLP